Exhibit 99
    ADP REPORTS FISCAL 2007 RESULTS; PROVIDES FISCAL 2008 GUIDANCE;
Revenues Rise 14%; EPS from Continuing Operations Increases 24% Excluding the Net One-time Gain Recorded in the First Quarter;
Forecasting Fiscal 2008 Revenue Growth of Approximately 12% and EPS Growth of 18% to 21%

ROSELAND, New Jersey, July 31, 2007 - Automatic Data Processing, Inc. (NYSE:ADP) reported 14% revenue growth to $7.8 billion for the fiscal year ended June 30, 2007, Gary C. Butler, president and chief executive officer, announced today.  Pretax and net earnings from continuing operations grew 19% and 21%, respectively.  Diluted earnings per share from continuing operations of $1.83 increased 26%, from $1.45 per share a year ago on fewer shares outstanding, including the fiscal 2007 first quarter net one-time gain primarily from the sale of a Dealer Services’ non-core minority investment.  Excluding the net one-time gain, diluted earnings per share from continuing operations were $1.80, an increase of 24% over last year.  Current year revenue growth benefited approximately 1% from acquisitions made during the year as well as 1% from favorable foreign exchange rates during the year.  During the fiscal year ADP acquired over 40 million shares of its stock for treasury for over $1.9 billion.  Cash and marketable securities balances were also $1.9 billion at June 30, 2007.

For the fourth quarter of fiscal 2007, revenues were $2.0 billion, an increase of 13% compared with the fourth quarter of fiscal 2006.  Pretax and net earnings from continuing operations grew 29% and 38%, respectively, and diluted earnings per share from continuing operations of $0.35 increased 40%, from $0.25 per share a year ago on fewer shares outstanding.  As anticipated, during the fourth quarter, ADP increased its share repurchases, acquiring over 22 million shares of its stock for treasury for approximately $1.1 billion.

Discontinued Operations

On July 6, 2007, ADP completed the sale of its Travel Clearing business, an airline ticket clearing business based in Spain, which has historically been reported in the “Other” segment.  Travel clearing revenues were $74 million and $76 million in fiscal 2007 and 2006, respectively.  The results of operations for this business are reported within discontinued operations in the fourth quarter and full-year fiscal 2007 results, and in prior periods presented within this release.  The sale of the Travel Clearing business was not probable when fiscal 2007 revenue and diluted earnings per share from continuing operations guidance was provided May 1, 2007 and therefore the guidance included the operations of this business.  The subsequent sale and resultant classification of the Travel Clearing business within discontinued operations resulted in a decrease in diluted earnings per share from continuing operations of $0.03 in fiscal 2007 and $0.04 in fiscal 2006.  ADP expects to record a gain on the sale of approximately $55 million to $65 million after tax within discontinued operations in the first quarter of fiscal 2008.

Fourth Quarter and Fiscal Year Discussion

Commenting on the results, Mr. Butler said, “We completed the year with a strong fourth quarter and our results for the year were terrific.  My top priority has been to increase shareholder value through a more focused ADP, improving financial metrics with accelerating organic revenue growth and improving margins, and returning a higher level of excess cash to our shareholders.  This year’s solid results are evidence of our strong execution on these priorities.”

Employer Services including PEO Services

“Employer Services had a great year.  Revenues increased 14% for the fourth quarter and over 12% for the year.  In the United States, revenues from our traditional payroll and payroll tax filing business grew a strong 10% for the fourth quarter and 9% for the year.  Beyond payroll revenues were also strong with 23% growth for the fourth quarter and 21% growth for the year.  As a reminder, new business sales for last year’s fourth quarter grew 28% worldwide and due to this particularly strong quarterly growth last year, we anticipated a tough comparison for new business sales growth in the current year’s fourth quarter.  We are very pleased to have grown fourth quarter new business sales 4% in the United States and 5% worldwide to a record sales dollar level.  For the year, fiscal 2007 new business sales growth was 10% in the United States and 11% worldwide.  New business sales reflect annualized recurring revenues anticipated from new orders, and growth was particularly strong in National Account Services, PEO Services, Major Account Services, and GlobalViewSM.  The number of employees on our clients' payrolls in the United States increased 2.0% in the fourth quarter and 2.3% for the year.  Pay growth in Europe continued in the fourth quarter and was positive for the full year.  Worldwide client retention improved 10 basis points for the year to a new record level.  We anticipated significant pretax margin expansion for Employer Services in the fourth quarter as we anniversaried the start of a higher expense level in fiscal 2006 related to our investments in sales and implementation headcount and our HR BPO offerings.  In addition, last year’s fourth quarter included higher sales commission expense relating to strong new business sales growth in that quarter.  With solid momentum in the business and easier comparisons in the fourth quarter year over year, Employer Services’ pretax margin improved nearly 290 basis points.  Pretax margin expansion for the year was approximately 25 basis points.”

Dealer Services

“Dealer Services’ results were also excellent for fiscal 2007.  Revenues increased 8.5% for the quarter and over 14% for the year.  The full-year growth was assisted by the December 2005 acquisition of Kerridge Computer Company Ltd.  Organic revenue growth accelerated to 7% in the quarter, up from 2% in last year’s fourth quarter.  For the full year, organic revenue growth was 6% compared with 4% a year ago.  New business sales growth for the year was strong in our North American and International businesses.  Dealer Services’ pretax margin improved nearly 400 basis points in the fourth quarter due to further cost synergies attained as well as restructuring charges that occurred in last year's fourth quarter relating to the Kerridge acquisition.  Pretax margin expansion was 160 basis points for the year.”

Client Funds

"Interest on funds held for clients grew 14% over last year's fourth quarter, to $178.1 million, due to a 6% increase in average client funds balances and a higher average interest yield of 30 basis points to 4.6%.  For the year, interest on client funds increased 19%, to $653.6 million.  Average client funds balances increased 8% for the year to $14.7 billion and the average portfolio yield increased 40 basis points to 4.5%.”

Segment Information

During fiscal 2007, ADP implemented several key changes to its operations, including the spin-off of its Brokerage Services Group business on March 30, 2007.  As a result of these changes, ADP reassessed its reportable segments and determined that PEO Services should be a separate reportable segment, instead of being reported within the Employer Services segment.  As of the period ended June 30, 2007, ADP’s strategic business units are aggregated into the following three reportable segments: Employer Services, PEO Services, and Dealer Services.  The fourth quarter and full-year fiscal 2007 results discussed above reflect a combination of the Employer Services and PEO Services segments to allow for comparability to previously issued guidance.  The tables attached to this release provide results for the new Employer Services and PEO Services segments both separately and combined.  A schedule reflecting historical revenues and pretax earnings for the new reportable segments will be available under the Financial Data link of ADP’s Investor Relations homepage at (http://www.investquest.com/iq/a/adp/index.htm).

Fiscal 2008 guidance

“Our fiscal 2008 guidance is for approximately 12% revenue growth, and 18% to 21% growth in diluted earnings per share, up from $1.80 earnings per share from continuing operations in fiscal 2007 excluding the net one-time gain recorded in the first fiscal quarter.

For Employer Services, we anticipate revenue growth of nearly 11% and margin expansion of 50 to 100 basis points.  For PEO Services we anticipate 18% to 19% revenue growth and approximately 50 basis points of margin expansion.  We are planning for high single-digit to low double-digit new business sales growth worldwide for Employer Services and PEO Services on a combined basis.  We anticipate 8% to 9% revenue growth in Dealer Services, and margin expansion of over 100 basis points.  Interest on funds held for clients is anticipated to grow 13% to 14% based on expected growth of over 8% in average client funds balances and an improvement of about 20 basis points in the overall average interest yield earned on our client funds portfolio to 4.7%.  Our interest assumptions are based on recent futures contracts and yield curves.”

“We move forward from fiscal 2007 from a position of strength.  I am excited about ADP’s future growth opportunities and believe we have an excellent foundation for sustained double-digit revenue growth with increasing profitability,” Mr. Butler concluded.

Website Schedules

The schedules noted below reflect the above items as discontinued operations and will be posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data:

–	Quarterly and full-year statements of earnings for fiscal 2006

–	Statements of earnings for the first, second and third quarters of fiscal 2007

–	Quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2005, 2006, and 2007.

An analyst conference call will be held today, Tuesday, July 31 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis.  To listen to the webcast and view the slide presentation, go to www.adp.com and click on the webcast icon.  The presentation will be available to download and print approximately 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm.  ADP’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About ADP

Automatic Data Processing, Inc. (NYSE: ADP), with nearly $8 billion in revenues and more than 570,000 clients, is one of the world's largest providers of business outsourcing solutions.  Leveraging more than 55 years of experience, ADP offers a wide range of HR, payroll, tax and benefits administration solutions from a single source.  ADP's cost-effective, easy-to-use solutions for employers provide superior value to companies of all types and sizes.  ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine and recreational vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(unaudited)
	June 30,	June 30,
	2007	2006

Assets
Cash and cash equivalents/Short-term
marketable securities	$1,816.5	$2,127.6
Other current assets	1,490.0	1,146.5
Assets of discontinued operations	57.7	2,232.8
Total current assets	3,364.2	5,506.9

Long-term marketable securities	68.1	333.7
Property, plant and equipment, net	723.8	696.9
Other non-current assets	4,003.6	3,468.7
Funds held for clients	18,489.2	17,483.9
Total assets	$26,648.9	$27,490.1

Liabilities and Stockholders' Equity
Other current liabilities	1,754.9	1,675.1
Liabilities of discontinued operations	21.4	996.5
Total current liabilities	1,776.3	2,671.6

Long-term debt	43.5	74.3
Other non-current liabilities	1,008.2	945.2
Client funds obligations	18,673.0	17,787.4
Total liabilities	21,501.0	21,478.5

Total stockholders' equity	5,147.9	6,011.6
Total liabilities and stockholders' equity	$26,648.9	$27,490.1

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
REVENUES:
Revenues, other than interest on funds
held for clients and PEO revenues	$1,587.9	$1,422.5	$6,267.4	$5,582.1
Interest on funds held for clients	178.1	156.3	653.6	549.8
PEO revenues (A)	233.8	186.8	879.0	703.7
Total revenues	1,999.8	1,765.6	7,800.0	6,835.6

EXPENSES:
Costs of revenues:
Operating expenses	876.0	830.4	3,392.3	2,970.5
Systems development and programming costs	130.3	129.3	486.1	472.3
Depreciation and amortization	54.5	42.8	208.9	160.9
Total Cost of Revenues	1,060.8	1,002.5	4,087.3	3,603.7

Selling, general and administrative expenses	649.2	561.3	2,206.2	1,933.7
Interest expense	20.1	21.5	94.9	72.8
Other income, net	(37.6)	(57.6)	(211.9)	(135.8)
Total Expenses	1,692.5	1,527.7	6,176.5	5,474.4

Earnings from continuing operations
before income taxes	307.3	237.9	1,623.5	1,361.2

Provision for income taxes	113.5	97.0	602.3	519.3

Net earnings from continuing operations	$193.8	$140.9	$1,021.2	$841.9

Earnings from discontinued operations, net of provision
for income taxes of $6.8 and $182.1 for the three months
ended June 30, 2007 and 2006, respectively, and
$110.6 and $274.5 for the twelve months ended June 30,
2007 and 2006, respectively	0.9	562.8	117.5	712.1

Net earnings	$194.7	$703.7	$1,138.7	$1,554.0

Basic earnings per share from continuing operations	$0.36	$0.25	$1.86	$1.46
Basic earnings per share from discontinued operations	-	0.99	0.21	1.24
Basic earnings per share	$0.36	$1.24	$2.07	$2.70

Diluted earnings per share from continuing operations	$0.35	$0.25	$1.83	$1.45
Diluted earnings per share from discontinued operations	-	0.98	0.21	1.23
Diluted earnings per share	$0.35	$1.23	$2.04	$2.68

Dividends per common share	$0.2300	$0.1850	$0.8750	$0.7100

Detail of diluted earnings per share from Discontinued Operations:
Claims Services Group	-	0.79	0.02	0.86
Brokerage Services Group (BSG) Business and related expenses	-	0.18	0.14	0.33
Travel Clearing	0.01	0.01	0.03	0.04
Other	(0.01)	-	0.01	-
Total diluted earnings per share from Discontinued Operations	-	0.98	0.21	1.23

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs of $2,319.4 and $1,809.5 for the three months ended June 30, 2007 and 2006, respectively, and $9,082.5 and $6,977.0 for the twelve months ended June 30, 2007 and 2006, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	June 30,
	2007	2006	Change	% Change
Revenues (A)
Employer Services	$1,410.6	$1,256.9	$153.7	12%
PEO Services	235.3	186.8	48.5	26%
Total previously reported ES	1,645.9	1,443.7	202.2	14%

Dealer Services	317.7	292.7	25.0	9%
Other	36.2	29.2	7.0	24%
	$1,999.8	$1,765.6	$234.2	13%
Pre-tax earnings from continuing operations (A)
Employer Services	$280.8	$212.0	$68.8	32%
PEO Services	21.2	11.4	9.8	86%
Total previously reported ES	302.0	223.4	78.6	35%

Dealer Services	56.5	40.4	16.1	40%
Other	(51.2)	(25.9)	(25.3)	(98)%
	$307.3	$237.9	$69.4	29%
Pre-tax margin (A)
Employer Services	19.9%	16.9%	3.0%
PEO Services	9.0%	6.1%	2.9%
Total previously reported ES	18.3%	15.5%	2.9%
Dealer Services	17.8%	13.8%	4.0%
Other	n/m	n/m	n/m
	15.4%	13.5%	1.9%

	Twelve Months Ended
	June 30,
	2007	2006	Change	% Change
Revenues (A)
Employer Services	$5,615.4	$5,076.4	$539.0	11%
PEO Services	884.8	703.7	181.1	26%
Total previously reported ES	6,500.2	5,780.1	720.1	12%

Dealer Services	1,225.8	1,072.8	153.0	14%
Other	74.0	(17.3)	91.3	100 +%
	$7,800.0	$6,835.6	$964.4	14%
Pre-tax earnings from continuing operations (A)
Employer Services	$1,408.1	$1,254.3	$153.8	12%
PEO Services	80.4	54.9	25.5	46%
Total previously reported ES	1,488.5	1,309.2	179.3	14%

Dealer Services	200.0	157.9	42.1	27%
Other	(65.0)	(105.9)	40.9	39%
	$1,623.5	$1,361.2	$262.3	19%
Pre-tax margin (A)
Employer Services	25.1%	24.7%	0.4%
PEO Services	9.1%	7.8%	1.3%
Total previously reported ES	22.9%	22.7%	0.2%
Dealer Services	16.3%	14.7%	1.6%
Other	n/m	n/m	n/m
	20.8%	19.9%	0.9%

(A) Prior year's segment results were adjusted to reflect fiscal year 2007 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended
	June 30,
	2007	2006	Change
Components of Other Income, net:
Interest income on corporate funds	$(46.6)	$(45.4)	$(1.2)
Realized losses (gains) on
available-for-sale securities, net	9.0	(12.2)	21.2
Total other income, net	$(37.6)	$(57.6)	$20.0

	Twelve Months Ended
	June 30,
	2007	2006	Change
Components of Other Income, net:
Interest income on corporate funds	$(165.0)	$(140.4)	$(24.6)
Gain on sale of investment	(38.6)	-	(38.6)
Realized losses (gains) on
available-for-sale securities, net	(8.3)	4.6	(12.9)
Total other income, net	$(211.9)	$(135.8)	$(76.1)

	Three Months Ended
	June 30,
	2007	2006	Change
Earnings per share information:
Net earnings from continuing operations	$193.8	$140.9	$52.9	38%
Net earnings	$194.7	$703.7	$(509.0)	(72)%
Basic weighted average shares outstanding	544.1	568.1	(24.0)
Basic earnings per share from continuing operations	$0.36	$0.25	$0.11	44%
Basic earnings per share	$0.36	$1.24	$(0.88)	(71)%

Diluted net earnings from continuing operations	$193.8	$141.1	$52.7	37%
Diluted net earnings	$194.7	$703.9	$(509.2)	(72)%
Diluted weighted average shares outstanding	551.8	572.9	(21.1)
Diluted earnings per share from continuing operations	$0.35	$0.25	$0.10	40%
Diluted earnings per share	$0.35	$1.23	$(0.88)	(72)%

	Twelve Months Ended
	June 30,
	2007	2006	Change
Earnings per share information:
Net earnings from continuing operations	$1,021.2	$841.9	$179.3	21%
Net earnings	$1,138.7	$1,554.0	$(415.3)	(27)%
Basic weighted average shares outstanding	549.7	574.8	(25.1)
Basic earnings per share from continuing operations	$1.86	$1.46	$0.40	27%
Basic earnings per share	$2.07	$2.70	$(0.63)	(23)%

Diluted net earnings from continuing operations	$1,022.3	$842.9	$179.4	21%
Diluted net earnings	$1,139.8	$1,555.0	$(415.2)	(27)%
Diluted weighted average shares outstanding	557.9	580.3	(22.4)
Diluted earnings per share from continuing operations	$1.83	$1.45	$0.38	26%
Diluted earnings per share	$2.04	$2.68	$(0.64)	(24)%

	Three Months Ended
	June 30,
	2007	2006	Change
Key Statistics:
Internal revenue growth:
Total Company	11%	12%
Employer Services	9%	8%
PEO Services	26%	21%
Dealer Services	7%	2%

Average investment balances at cost (in billions):
Corporate investments	$3.8	$4.1	$(0.3)	(7.3)%
Funds held for clients	15.5	14.6	0.9	6.2%
Total	$19.3	$18.7	$0.6	3.2%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	5.0%	4.4%
Funds held for clients	4.6%	4.3%
Total	4.7%	4.3%
Net unrealized loss position at end of period	$(184.9)	$(312.9)

Employer Services:
Change in pays per control - Majors AutoPay	2.0%	2.5%
New business sales growth - worldwide	5%	28%
Change in client revenue retention percentage - worldwide	0.7 pts	0.4 pts
PEO worksite employees at end of period	159,000	137,000

	Twelve Months Ended
	June 30,
	2007	2006	Change
Key Statistics:
Internal revenue growth:
Total Company	12%	10%
Employer Services	9%	8%
PEO Services	26%	22%
Dealer Services	6%	4%

Average investment balances at cost (in billions):
Corporate investments	$3.5	$3.5	$0.1	2.0%
Funds held for clients	14.7	13.6	1.1	8.2%
Total	$18.2	$17.1	$1.2	7.0%
Average interest rates earned exclusive of
realized losses (gains) on:
Corporate investments	4.6%	4.0%
Funds held for clients	4.5%	4.1%
Total	4.5%	4.0%
Net unrealized loss position at end of period	$(184.9)	$(312.9)

Employer Services:
Change in pays per control - Majors AutoPay	2.3%	2.4%
New business sales growth - worldwide	11%	13%
Change in client revenue retention percentage - worldwide	0.1 pts	0.3 pts
PEO worksite employees at end of period	159,000	137,000

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, should be considered in evaluating any forward-looking statements contained herein.

Source:  Automatic Data Processing, Inc.

ADP Investor Relations Elena Charles, 973.974.4077 Debbie Morris, 973.974.7821

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